Exhibit 99.1

Press Release

Contact:	Paul R. Streiber	FOR RELEASE
	Investor Relations	January 4, 2005
	(214) 303-2702	7:00 AM CT
paul.streiber@radiologix.com

RADIOLOGIX NAMES MICHAEL N. MURDOCK CHIEF FINANCIAL OFFICER

Years of Finance and Operations Experience Add Depth to Management Team

DALLAS, Jan. 4 — Radiologix, Inc. (Amex: RGX) announced today that Michael N. Murdock has been appointed senior vice president and chief financial officer. Mr. Murdock will join Radiologix on February 1, 2005, replacing Richard J. Sabolik.

Mr. Murdock has spent the majority of his career in senior financial positions with health care companies, ranging in size from venture-backed startups to multi-billion dollar corporations, including positions with American Medical International (“AMI”) and its successor American Medical Holdings, Inc. (“AMH”), a $2.4 billion in revenue publicly traded owner and operator of acute care facilities that was acquired in March 1995 by National Medical Enterprises, now Tenet Healthcare.

In his 13 years with AMI and AMH, Mr. Murdock gained a great deal of finance experience, including, while serving as vice president and treasurer, playing a leading role in the $3.4 billion leveraged buyout of AMI, the $250 million public offering of AMH, the refinancing of $210 million of subordinated debt, and multiple other financings. In addition, through tight cash management and expense controls, Mr. Murdock was instrumental in reducing AMH’s debt by approximately $1.8 billion over five years.

“We are very pleased and fortunate to attract someone with Mike’s background, talent and ability to Radiologix,” said Sami S. Abbasi, president and chief executive officer of Radiologix. “Mike brings to Radiologix a great deal of directly relevant health care finance and operations experience – controlling costs, understanding the capital markets, and working with

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Radiologix Names Michael N. Murdock CFO

January 4, 2005

physicians – that will be helpful as we build on the progress we have made over the last year in improving our operational and financial performance. Mike will fill an important role in building our management team, and he will be a significant part of crafting and executing strategies to grow Radiologix and increase shareholder value.”

For the past five years, Mr. Murdock has served as chief financial officer of Dental One, a venture capital-backed owner and operator of 48 dental practices in Texas, Arizona, Colorado and Utah.

From 1997 to 1999, Mr. Murdock served as chief financial officer of Physician Reliance Network, Inc. (“PRN”), a $398 million in revenue publicly traded physician practice management company, specializing in oncology, that affiliated with 361 physicians and operated 29 owned or leased comprehensive cancer centers. In 1999, PRN merged with American Oncology, Inc., to become U.S. Oncology, Inc., the nation’s largest health-care network dedicated to cancer treatment and research.

Mr. Murdock began his career in 1978 as an auditor with Arthur Andersen after receiving a B.S. degree from California State University, Northridge.

President and chief executive officer of Radiologix, Sami S. Abbasi, the company’s former chief financial officer, will act as interim CFO until January 31, 2005.

About Radiologix

Radiologix (http://www.radiologix.com) is a leading national provider of diagnostic imaging services, owning and operating multi-modality diagnostic imaging centers that use advanced imaging technologies such as positron emission tomography (“PET”), magnetic resonance imaging (“MRI”), computed tomography (“CT”) and nuclear medicine, as well as x-ray, general radiography, mammography, ultrasound and fluoroscopy. The diagnostic images created, and the radiology reports based on these images, enable more accurate diagnosis and more efficient management of illness for ordering physicians. Radiologix owned or operated 88 diagnostic imaging centers located in 13 states as of September 30, 2004.

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